Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

BLOOMFIELD HILLS, MI, January 26, 2021 – Penske Automotive Group, Inc. (NYSE:PAG), a diversified international transportation services company, today announced that its Board of Directors has increased the Company’s dividend to $0.43 per share. The dividend is payable on March 1, 2021, to shareholders of record on February 10, 2021.

Commenting on the dividend, President Robert K. Kurnick said, “I am pleased to announce an increase in the quarterly dividend. With this increase, the annualized dividend is $1.72 per share and represents a yield of 2.7%, the highest in our peer group. Our business and cash flow remain strong despite the Covid-19 pandemic, as the actions we took to mitigate its impact continue to provide operational benefits.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website atwww.penskeautomotive.com.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.'s liquidity and business results. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: the duration, severity and resolution of the COVID-19 pandemic, economic conditions generally, conditions in the credit markets, changes in interest rates and foreign currency exchange rates, changes in tariff rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to limited vehicle availability due to the COVID-19 pandemic or the reported shortage of automotive semiconductor chips, natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group's business, markets, conditions and other uncertainties, which could affect Penske Automotive Group's future performance. These risks and uncertainties are addressed in Penske Automotive Group's Form 10-K for the year ended December 31, 2019 and its other filings with the Securities and Exchange Commission ("SEC"). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

# # #